Exhibit 99.1

NEWS RELEASE Contact: Jesse Ngoo Phone Number: 817-845-2622 Email: jesse.ngoo@fleishman.com

US ARMY EXTENDS GLOBALSCAPE® SUPPORT CONTRACT

Logistics program support extended through July 24, 2014 at $1.45 million

SAN ANTONIO — June 21, 2013— GlobalSCAPE, Inc. (NYSE MKT: GSB), a leading developer of secure information exchange solutions, announced today that the US Army has exercised year one of a two-year option contract to continue Globalscape’s support for the Standard Army Maintenance System-Enhanced (SAMS-E) logistics program.

Under this agreement, Globalscape will continue to provide maintenance and support to previously purchased software licenses for the Enhanced File Transfer™ solution and CuteFTP® managed file transfer application.

By exercising the option, the Army extends the contract through July 24, 2014. The option year is worth $1.45 million and will yield in excess of $360,000 of revenue per quarter. If the second option year is exercised, it could result in a total value of $4.4 million over three years, making it potentially the largest single contract win in company history.

“The US Army uses Globalscape’s secure information exchange solutions to move large amounts of logistical data around the world to support thousands of troops and numerous military operations,” stated Globalscape President and CEO Craig Robinson. “We are very proud of the software solutions and professional services support that we have provided to the US Army over the past 8 years.”

Globalscape solutions enable the SAMS-E program to maintain compliance with federal and US Army and information security regulations. The company’s leading product certifications, such as Federal Information Processing Standards (FIPS 140-2) and the US Army Certificate of Networthiness (CoN), give Globalscape a distinct advantage when competing for mission-critical and time-sensitive projects.

For more information regarding Globalscape solutions, please visit www.globalscape.com.

About Globalscape

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit Globalscape, or subscribe to our Blog or Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2012 calendar year, filed with the Securities and Exchange Commission on March 28, 2013.